Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Abpro Holdings, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Feeds to be Paid	Equity	Common Stock, par value $0.0001 per share (Primary Offering)(2)	Other(3)	28,850,000	$11.50	(3)	$331,775,000.00	0.00015310	$50,794.75

	Equity	Common Stock, par value $0.0001 per share (Secondary Offering)(4)(9)	Other(5)	31,135,312	$0.24	(10)	$7,472,474.88	0.00015310	$1,144.04

	Other	Warrants to purchase Class A ordinary shares (Secondary Offering)(6)	Other(7)	13,850,000	—		—	—	—	(7)

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share (Primary Offering)(2)	Other(3)	28,850,000	$11.50	(3)	$331,775,000.00	0.00015310	$50,794.75
	Equity	Common Stock, par value $0.0001 per share (Secondary Offering)(4)	Other(5)	31,785,312	$1.20	(5)	$37,983,447.84	0.00015310	$5,815.27

	Other	Warrants to purchase Class A ordinary shares (Secondary Offering)(6)	Other(7)	13,850,000	—		—	—	—	(7)

	Equity	Common Stock, par value $0.0001 per share (Secondary Offering)(4)	Other(8)	150,000	$0.96	(8)	$144,000.00	0.00015310	$22.05

			Total Offering Amounts				$339,247,474.90		$51,938.79
			Total Fees Previously Paid						$56,610.02
			Total Fee Offsets						$—
			Net Fees Due						$—

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Reflects up to 15,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) issuable upon the exercise of 15,000,000 warrants (the “Public Warrants”) originally issued in the initial public offering of Atlantic Coastal Acquisition Corp. II (“ACAB”), and (ii) up to an aggregate of 13,850,000 shares of Common Stock issuable upon the exercise of 13,850,000 warrants (the “Placement Warrants,” together with the Public Warrants, the “Warrants”) that made up a part of the private units originally issued in a private placement in connection with ACAB’s initial public offering.

(3)	Pursuant to 457(g), reflects the Common Stock that may be issued upon exercise of the Warrants at an exercise price of $11.50 per share of Common Stock.

(4)	Represents the resale of the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders”) of up to an aggregate of 31,935,312 shares of Common Stock, consisting of (i) an aggregate of 1,122,467 shares of Common Stock, issued in a private investment in public equity (the “PIPE Offering”) to certain investors (the “PIPE Investors”) pursuant to the terms of individual subscription agreements, in connection with the Business Combination (as defined below) at $10.00 per share, (ii) an aggregate of 2,244,934 shares of Common Stock issued to the PIPE Investors as incentive shares for participating in the PIPE Offering for no additional consideration, (iii) 350,000 shares of Common Stock issued to Pillsbury Winthrop Shaw Pittman LLC in consideration for legal services provided to ACAB issued at a value of $10.00 per share, (iv) 600,000 shares of Common Stock issued to Cantor Fitzgerald & Co. in satisfaction of Cantor’s deferred underwriting fee from the ACAB IPO at a value of $10.00 per share, (v) an aggregate of 250,000 shares of Common Stock issued to Roth Capital Partners, LLC for advisory services at a value of $4.00 per share, (vi) 32,852 shares of Common Stock issued to Brookline Capital, in partial satisfaction of financial advisory fees at a value of $10.00 per share, (vii) 360,000 shares of Common Stock issued to Polar Multi-Strategy Master Fund at a value of $10.00 per share in satisfaction of an outstanding loan, (viii) 200,000 shares to Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC for advisory services at a value of $10.00 per share, (ix) 600,601 shares of Common Stock issued to Atlantic Coastal Acquisition Management II LLC, a Delaware limited liability company (the “Sponsor”), in satisfaction of a working capital note issued to ACAB for aggregate consideration of approximately $2.0 million, or approximately $3.33 per share, (x) 600,000 shares of Common Stock issued to Ian Chan, the Company’s Chief Executive Officer, in satisfaction of an approximately $2.0 million promissory note of Abpro Corporation, a Delaware corporation (“Abpro Corporation”), at a value of $3.33 per share, (xi) an aggregate of 5,973,558 shares of Common Stock that were originally issued as ACAB’s Series B common stock that were subsequently converted into ACAB’s Series A common stock on April 18, 2023, consisting of (A) 5,673,558 shares of Common Stock originally issued to the Sponsor at a value of $0.0035 per share, comprised of (w) 983,333 shares of which were transferred to Abpro Bio International, Inc. (“Abpro Bio”) in connection with closing of the business combination (the “Business Combination”) between ACAB and Abpro Corporation on November 13, 2024 (the “Closing”), (x) 983,333 shares of which were transferred to Abpro Corporation’s designees in connection with Closing, (y) 825,225 shares of which were transferred to ACAB’s designees in connection with Closing, and (z) 2,881,667 shares retained by the Sponsor, (B) 50,000 shares of Common Stock issued to Apeiron Investment Group Ltd. at a value of $7.25 per share, and (C) 250,000 shares of Common Stock transferred from the Sponsor to former directors of ACAB for no additional consideration on October 25, 2021, (xii) an aggregate of 9,498,900 shares of Common Stock issued as merger consideration in connection with the Business Combination to officers and directors of the Company at a value of $10.00 per share, and (xiii) up to 10,102,000 shares of Common Stock issuable pursuant to the Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), which represents the number of shares of Common Stock representing the Exchange Cap (as defined in the SEPA), including 297,160 shares of Common Stock issued to Yorkville as commitment shares pursuant to the terms of the SEPA.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on December 18, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(6)	Represents the resale of the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) of up to an aggregate of 13,850,000 Placement Warrants.

(7)	In accordance with Rule 457(i), the entire registration fee for the Placement Warrants is allocated to the Common Shares underlying such warrants, and no separate fee is payable for the Private Warrants.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on February 3, 2025, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(9)	Does not include (i) 600,000 shares of Common Stock issued to Cantor Fitzgerald & Co. in satisfaction of Cantor’s deferred underwriting fee from the ACAB IPO at a value of $10.00 per share or (ii) 200,000 shares to Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC for advisory services at a value of $10.00 per share, previously included in footnote (4) to this Filing Fee Table.

(10)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on April 30, 2025, such date being within five business days of the date that this Registration Statement was filed with the SEC.